                Exhibit 10.21

Dakota Commodities

DDGS MARKETING CONTRACT

This DDGS Marketing Contract is made and entered into this 7th day of January, 2003, by and between Great Plains Ethanol, LLC having an address of Post Office Box 172, Lennox, South Dakota, 57039 (hereinafter referred to as Owner), and Broin Enterprises, Inc. d/b/a/ DAKOTA COMMODITIES, having an address of 851 Washington Street, Scotland, South Dakota, 57059 (hereinafter referred to as Marketer).

WITNESSETH:

WHEREAS, the Owner would like to utilize the services of Marketer to market Dry Distiller’s Grain with Solubles, Modified Wet Distiller’s Grain, Wet Distiller’s Grain, and Solubles (Syrup), hereinafter referred to as DDGS from its plant in Turner county, South Dakota; and

WHEREAS, Marketer has the ability and experience to market DDGS; and,

WHEREAS, the parties desire to enter into and execute this Contract for the purpose of setting forth terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

AGREEMENT

Owner gives Marketer exclusive rights to market all Distiller’s Feed Products from its ethanol plant in Turner County, South Dakota.

Owner will inform the Marketer of daily inventories, plant shutdowns, daily production projections, and any other information requested by Marketer.

Marketer will be responsible for arranging truck and rail transportation.

Owner agrees to participate in and share in the cost for DDGS promotional activities with Marketer.

FEES

Marketer will guarantee the sale of Owner’s DDGS at available market prices. The Marketing Fee will be 3% of gross monthly DDGS sales, with a minimum annual marketing fee of $200,000 per year, F.O.B. the plant site. Fees will not be earned on uncollected accounts receivable. Adjustment for the fee will be made at the time write off occurs.

BILLING

Marketer will be responsible for billing and receipt of payment for all DDGS. Each Thursday a payment will be made to Owner for all DDGS invoiced 13-19 days prior that have been paid by the customer. When weekly payment is made, any unpaid invoices greater than 30 days at that time will be paid to Owner. The Marketing Fee will be deducted from each payment to Owner.

Marketer will be responsible for invoicing all loads, receiving payments from customers, and paying freight when necessary. Owner will be responsible for entering information at the end of each workday into the Broin Companies Marketing Network system of the current day’s shipments. Marketer will send invoices to the customers the next day after information is entered.

COLLECTIONS

Marketer will require credit applications from all credit customers and make reasonable efforts to review their creditworthiness. As deemed necessary at Marketer’s discretion, Marketer will obtain at its expense, Credit Bureau reports or Dunn and Bradstreet reports for customers of the Owner. Marketer will then recommend to Owner, which if any account Marketer feels should be rejected. Owner will have the right to request and review the rejection recommendations and/or reports and notify Marketer in writing of any customers that should not be rejected and additional customers that are rejected by owner. Marketer will not sell product to any customers rejected by Marketer or Owner.

Marketer will make reasonable efforts to collect any past due accounts. Any collection agency fees resulting from the collection process will be borne by Owner. All accounts receivable losses arising from the marketing of DDGS are the sole responsibility of Owner.

TERMS

The term of this agreement shall continue for the length of the original primary debt financing or a minimum of seven (7) years from the time the plant begins processing corn, whichever is longer. This contract renews for an additional three (3) years, at the end each of three (3) year period, unless discontinued by either party. Notice of discontinuation must be made in writing at least three (3) months prior to the expiration date of the contract.

Within 15 days of written notice of discontinuation Marketer will provide owner with a quantity per month for up to one year from the discontinuation that will be needed to fulfill sales contracts in existence at the time of discontinuation. Owner agrees that all existing contracts provided in the 15 day period will be fulfilled, and the terms of this contract will remain in effect for all such tons.

DISCONTINUATION OF PRODUCTION

In the case that owner wishes to discontinue the production of DDGS, Owner will notify Marketer one year in advance so that all contract commitments made by Marketer may be met. If less than one year notice of discontinuation of production is provided to Marketer, or if unforeseen circumstances cause the cease of production, Owner grants Marketer the right to buy in product shortfalls for the account of owner on any unfilled contracts, and that any associated losses will be reimbursed by Owner to Marketer.

LIABILITY

Any and all liability related to the product shall remain the sole liability of Owner.

INSURANCE

Marketer will furnish Owner with a certificate of insurance showing a minimum of one million dollars in liability coverage.

Owner will provide Marketer with a certificate of insurance showing a minimum of one million dollars in liability coverage.

REPORTING

Marketer will provide Owner with the following report on a regular basis during the term of this Contract:

List of Reports

Report	Frequency
Shipping Orders	Daily
Market Information	Weekly
Sales Summary	Monthly

Marketer will share current and aged receivable reports with Owner on a weekly basis.

INDEMNIFICATION

1.                                       Indemnity by the Owner. Owner shall indemnify, hold harmless and defend Marketer and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to, attorneys’ and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketer’s services provided under the terms and conditions of this Agreement, except that the Owner shall not indemnify, hold harmless and defend Marketer from (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer’s services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders. Any and all liability related to the product shall remain the sole liability of the Owner.

2.                                       Indemnity by the Marketer. Marketer shall indemnify, hold harmless and defend Owner, and its governors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys’ and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer’s services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders.

ENTIRE AGREEMENT AND AMENDMENT

This contract contains the entire DDGS Marketing agreement between the parties. No oral statements, representations or prior written matter not contained in this contract shall have any effect regarding products Marketing. This contract shall not be amended or modifies in any manner except by a writing executed by both parties.

NO ASSIGNMENT

Marketer shall not, without the prior written consent of the Owner, assign, transfer or subcontract any rights or obligations of Marketer under this Contract. If the shareholders of Marketer sell, assign or transfer a controlling interest in Marketer, or if Marketer sells substantially all of its assets, the Owner shall have the right to terminate this contract without liability to Marketer.

IN WITNESS WHEREOF, the parties hereto have executed this contract on the date and year above written.

Great Plains Ethanol, LLC

BY	/s/ Darrin Ihnen	,	Pres.
Title

DAKOTA COMMODITIES	(Marketer)
(A Division of Broin Enterprises, Inc.)

BY	/s/ Jeff Broin	,	President
Title